UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
December 20, 2006

CHARDAN NORTH CHINA ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51431	20-2479743
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

625 Broadway
Suite 1111
San Diego, California 92101
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(619) 795-4627

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2006 Chardan North China Acquisition Corporation (“CNCAC”) entered into an amendment to the Stock Purchase Agreement dated as of February 2, 2006 (the "Agreement") with the HollySys Stockholders and with the parties who have acquired shares of preferred stock of Gifted Time Holdings Limited ("GTH"), the British Virgin Islands holding company that holds ownership interests in HollySys. The holders of preferred stock of GTH acquired those shares as part of a loan financing transaction for GTH.

The amendment effected the following changes to the Agreement:

•
applied the current after-tax profit targets that would trigger earn-out payments to periods deferred by up to six months, in the event that the combined companies adopt a December 31 fiscal year, and increased the number of shares issuable if the target for 2010 is met from 2 million shares to 3 million shares.

•
re-allocated among the shareholders of GTH the total consideration to be paid for the acquisition of GTH (which consideration did not change, except for the 1 million additional shares issuable upon reaching the earn-out target in 2010);

•	provided for representations and warranties from the holders of preferred stock of GTH; and

•
extended the expiration date of the Agreement to August 10, 2007 (or such later date as established by stockholders of CNCAC as the deadline by which CNCAC must complete a transaction or commence dissolution).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

99.1	(filed herewith) Press release dated December 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2006

CHARDAN NORTH CHINA ACQUISITION CORPORATION

By:  /s/ Kerry S. Propper

Kerry S. Propper
Chief Financial Officer